EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports September Sales of $122.1 Million, an Increase of 7.9%

Warrendale, PA, October 8, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five-week period ended October 4, 2003 increased 7.9% to $122.1 million, compared to $113.2 million for the five-week period ended October 5, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 2.8% for the September period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 3.0% for the month of September.

Total sales for the period include $7.7 million from the Bluenotes/Thriftys operation, compared to $7.1 million for the corresponding period last year. The 9.4% sales increase was due primarily to the strengthening of the Canadian Dollar compared to a year ago, partially offset by a comparable store sales decline of 5.6% in September. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the thirty-five week period ended October 4, 2003 increased 4.6% to $906.6 million, compared to $866.8 million for the thirty-five week period ended October 5, 2002. Comparable store sales for the American Eagle Outfitters stores declined 6.1% for the thirty-five week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.4% for the period compared to the corresponding period ended October 5, 2002.

Total sales for the thirty-five week period include $52.2 million from the Bluenotes/Thriftys operation, compared to $52.8 million for the corresponding period last year. The 1.1% sales decline was due to a decrease in comparable store sales of 10.8% for the period, partially offset by the strengthening of the Canadian Dollar compared to a year ago. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 20 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 731 AE stores in 49 states and the District of Columbia, 62 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857